Exhibit 99.1

Kodiak Sciences Announces Recent Business Highlights and Second Quarter 2026 Financial Results

PALO ALTO, Calif., August 13, 2026 -- Kodiak Sciences Inc. (Nasdaq: KOD), today reported recent business highlights and financial results for the second quarter ended June 30, 2026.

"Kodiak continues to execute broadly across our late-stage clinical portfolio as we approach three Phase 3 readouts between now and the end of this year," said Victor Perlroth, M.D., Chief Executive Officer of Kodiak Sciences.

"We remain on track for September 2026 DAYBREAK Phase 3 topline results evaluating both Zenkuda and KSI-501 in treatment-naïve wet AMD, followed by December 2026 PEAK Phase 3 Pivotal Analysis 1 topline results evaluating KSI-101 in Macular Edema Secondary to Inflammation. We completed enrollment of the first 300-patient cohort supporting Pivotal Analysis 1 of the Phase 3 PEAK study, initiated patient enrollment in the Phase 3 ALTO study of KSI-501 in Diabetic Macular Edema, and we continue BLA preparation activities for Zenkuda. Together, these efforts reflect our continued focus on disciplined execution as we advance our late-stage portfolio toward important clinical and regulatory milestones."

Recent Business Highlights

Phase 3 DAYBREAK Study — Topline Data Expected September 2026

•
Kodiak continues execution of the Phase 3 DAYBREAK study evaluating both Zenkuda and KSI-501 in patients with treatment-naïve wet age-related macular degermation (wet AMD).
•
Topline data for the one-year primary endpoint (Zenkuda and KSI-501) are expected in September 2026.

Phase 3 PEAK Study – Pivotal Analysis 1 Topline Data Expected December 2026

•
Enrollment of the first 300-patient cohort supporting Pivotal Analysis 1 of the Phase 3 PEAK study evaluating KSI-101 in patients with Macular Edema Secondary to Inflammation (MESI) was completed during the second quarter.
•
Topline data from Pivotal Analysis 1 are expected in December 2026.
•
Completion of enrollment in the second pivotal cohort evaluating 600 subjects across PEAK and PINNACLE supporting Pivotal Analysis 2 is expected in the fourth quarter of 2026, with topline data anticipated in the second quarter of 2027.

Zenkuda (tarcocimab tedromer) — Advancing Toward Biologics License Application (BLA) Submission

•
Kodiak remains focused on regulatory, manufacturing and other BLA preparation activities supporting the planned development path for Zenkuda.

KSI-501 — Phase 3 ALTO Study in Diabetic Macular Edema (DME)

•
The first patients have been enrolled in the global Phase 3 ALTO study evaluating KSI-501 versus aflibercept in patients with DME.
•
The approximately 910-patient study is designed to demonstrate superiority of KSI-501 versus aflibercept and represents the second registrational Phase 3 study of KSI-501, following DAYBREAK in wet AMD.

Second Quarter 2026 Financial Results

Cash Position

Kodiak ended the second quarter of 2026 with $125.9 million of cash and cash equivalents. We expect that our current cash and cash equivalents will support our current and planned operations into 2027.

Net Loss

Net loss for the second quarter of 2026 was $65.6 million, or $1.05 per share on a basic and diluted basis, as compared to a net loss of $54.3 million, or $1.03 per share on a basic and diluted basis, for the second quarter of 2025. Net loss for the second quarter of 2026 included non-cash stock-based compensation expense of $11.6 million, as compared to $15.6 million for the second quarter of 2025.

R&D Expenses

Research and development (R&D) expenses were $56.1 million for the second quarter of 2026, as compared to $42.8 million for the second quarter of 2025. R&D expenses for the second quarter of 2026 included non-cash stock-based compensation expense of $5.8 million, as compared to $7.7 million for the second quarter of 2025. The increase in R&D expenses in the second quarter of 2026 was primarily driven by increased clinical activities related to our active PEAK/PINNACLE studies and increased manufacturing activities across our Phase 3 programs.

G&A Expenses

General and administrative (G&A) expenses were $10.8 million for the second quarter of 2026, as compared to $12.8 million for the second quarter of 2025. G&A expenses for the second quarter of 2026 included non-cash stock-based compensation expense of $5.8 million, as compared to $7.9 million for the second quarter of 2025.

About Zenkuda™ (tarcocimab tedromer)

Zenkuda is an investigational anti-VEGF therapy built on Kodiak's proprietary Antibody Biopolymer Conjugate (ABC) Platform. Zenkuda has a mean ocular half-life in humans of 20 days, approximately three times longer than approved anti-VEGF therapies, and is designed to maintain effective drug levels in ocular tissues for longer. Zenkuda is being developed as a mainstay intravitreal biologic monotherapy that provides high immediacy, driven by the enhanced formulation, and high durability, driven by the ABC® platform and our science of durability, with the ultimate objective of providing, once approved, a flexible 1-month through 6-month label for all patients with retinal vascular disease (treatment-naïve, treatment-experienced, mild patients, and severe patients).

Zenkuda has completed four successful Phase 3 pivotal studies: the Phase 3 GLOW1 and GLOW2 studies in diabetic retinopathy (DR), the Phase 3 BEACON study in retinal vein occlusion (RVO), and the Phase 3 DAYLIGHT study in wet AMD. In the GLOW1 and GLOW2 studies, Zenkuda successfully treated DR patients and prevented disease progression with 100% of patients on extended 6-month dosing at Year 1. In the BEACON study, during the first 6 months, Zenkuda-treated patients were dosed at 8-week intervals (as opposed to 4-week intervals for aflibercept). In the second 6 months, identical retreatment criteria were used for the Zenkuda and aflibercept arms, and nearly half of Zenkuda patients did not require any treatment while achieving similar vision and anatomical outcomes as the aflibercept group at one year. In the DAYLIGHT study, Zenkuda demonstrated non-inferior efficacy results and compelling safety and tolerability at a once-monthly dosing interval. Zenkuda is currently being studied in the Phase 3 DAYBREAK study in wet AMD, the final anticipated Phase 3 study in the program. In DAYBREAK, patients are treated on an every 1-month through every 6-month treatment interval, depending on an AI-driven assessment of disease activity. Topline results for the DAYBREAK one-year primary endpoint are expected in September 2026.

About DAYBREAK (and Zenkuda)

The Phase 3 DAYBREAK study is a non-inferiority study evaluating parallel investigational arms of Zenkuda and KSI-501 against active comparator aflibercept. The DAYBREAK study incorporates learnings from prior pivotal trials of Zenkuda and was designed to maximize the probability of meeting the primary endpoint of non-inferiority in visual acuity gains. Patients randomized to Zenkuda will receive individualized dosing every 4 to 24 weeks on an as needed basis following four monthly loading doses. Patients randomized to aflibercept will be dosed per label. The individualized dosing of Zenkuda is determined by a treat-to-dryness proactive approach using the presence of retinal fluid as a disease activity marker, which resembles retina specialists' practice and optimizes each patient's treatment, instead of using a combination of central subfield thickness and vision loss. Specific objectives for Zenkuda in DAYBREAK are (1) to assess safety, (2) to meet the primary endpoint of non-inferiority of best corrected visual acuity, (3) to explore the strength of fluid control through the loading phase, and (4) to demonstrate a differentiated durability profile. General objectives for Zenkuda in DAYBREAK are to strengthen its competitive position in wet AMD and bolster the possible regulatory application package for the program. DAYBREAK was designed to showcase the potential for Zenkuda to be a mainstay biologic for VEGF-driven retinal vascular diseases with both a strong efficacy/immediacy (driven by its enhanced formulation) and a strong durability (driven by its ABC design and science of durability). Topline data for the one-year primary endpoint in DAYBREAK are expected in September 2026.

About KSI-501

KSI-501 is an investigational anti-IL-6, VEGF-trap bispecific therapy built on the ABC platform and is being developed for high prevalence retinal vascular diseases to address the leading unmet needs of extended durability and targeting disease biology beyond VEGF for differentiated efficacy. KSI-501 is designed to provide high immediacy/efficacy, driven by the enhanced formulation, and high durability, driven by the ABC platform and our science of durability.

Kodiak has advanced KSI-501 into the registrational Phase 3 study DAYBREAK to evaluate its efficacy and safety in wet AMD. DAYBREAK uses KSI-501's enhanced 50 mg/mL formulation containing both conjugated and unconjugated antibody that is intended to balance immediacy and durability. DAYBREAK has completed enrollment. Topline data for the one-year primary endpoint in DAYBREAK are expected in September 2026.

Kodiak has also advanced KSI-501 into the registrational Phase 3 ALTO study designed to demonstrate the superiority of bispecific KSI-501 (anti-VEGF, anti-IL-6) versus monospecific aflibercept (anti-VEGF) in patients with diabetic macular edema. The ALTO study is now enrolling patients.

About DAYBREAK (and KSI-501)

The DAYBREAK study is a non-inferiority study evaluating parallel investigational arms of KSI-501 and Zenkuda against active comparator aflibercept. Patients randomized to KSI-501 will receive fixed every 8-week dosing with additional individualized dosing (up to monthly dosing) on an as needed basis after four monthly loading doses. Patients randomized to aflibercept will be dosed per label. Using the same treat-to-dryness approach as Zenkuda, coupled with fixed intensive proactive dosing, our goal is to maximize both the probability of meeting the primary endpoint as well as the probability of demonstrating additional efficacy benefits. The primary endpoint is non-inferiority in change in visual acuity from baseline to the average of Week 40, 44 and 48. The objective for KSI-501 in DAYBREAK is to explore the efficacy potential of bispecific IL-6 and VEGF inhibition in a broad treatment-naïve wet AMD population. DAYBREAK has completed enrollment. Topline data for the one-year primary endpoint in DAYBREAK are expected in September 2026. Additional information about DAYBREAK can be found on www.clinicaltrials.gov under Trial Identifier NCT06556368 (https://clinicaltrials.gov/study/NCT06556368).

About ALTO

The ALTO Study is a global, multicenter, randomized, double-masked, active comparator-controlled Phase 3 study evaluating the efficacy and safety of intravitreal KSI-501 5 mg compared with intravitreal aflibercept 2 mg in patients with visual impairment secondary to center-involved DME. Approximately 910 patients, treatment-naïve or previously treated, will be randomized 5:3:5 to one of three arms: (A) KSI-501 5 mg every 8 weeks, with monthly assessment for additional individualized dosing, following six monthly loading doses; (B) KSI-501 5 mg on an individualized regimen of every 4 to 24 weeks, following six monthly loading doses; and (C) aflibercept 2 mg every 8 weeks, following five monthly loading doses.

The primary endpoint is the mean change in best-corrected visual acuity (BCVA) from baseline to the average of Week 48 and Week 52. The key secondary endpoint is the proportion of patients improving two or more steps on the DRSS from baseline at Week 48. Additional secondary and exploratory endpoints evaluate visual function, retinal anatomy, treatment burden and durability, and safety. Participants will be treated and followed for approximately 96 weeks.

About KSI-101

KSI-101 is a novel, potent and high strength (100 mg/mL) bispecific protein targeting IL-6 and VEGF for the treatment of MESI. Data from our dose-finding Phase 1b APEX study demonstrated robust anatomical and visual responses across MESI patients. More than half of patients achieved ≥15-letter gains in best corrected visual acuity, with additional benefit at higher dose levels. Rapid vision improvements and anatomical response were observed with 10-letter gains by Week 4 in top dose groups and OCT CST <325 microns achieved as early as Week 1 in top dose groups. Continued anatomical improvement was observed over time with >90% resolution of intraretinal (IRF) and subretinal fluid (SRF) by Week 8 and 20/25 Snellen visual acuity by Week 20. In top dose groups, ≥90% achieved complete absence of IRF and SRF, indicating retinal dryness and normalization of retinal architecture. KSI-101 also continued to be well tolerated with a favorable safety profile. The top two dose levels in APEX have been advanced into the Phase 3 pivotal studies, PEAK and PINNACLE. The PEAK and PINNACLE studies are actively enrolling.

About PEAK and PINNACLE

The PEAK and PINNACLE studies are superiority studies evaluating two dose levels of KSI-101 (5 mg and 10 mg) compared to sham treatment in patients with MESI. PEAK and PINNACLE are identical in study design with key differences in patient population. PEAK includes patients with more severe disease (moderate to severe macular edema and vision impairment) and PINNACLE includes patients with milder disease (mild macular edema and any vision impairment), as well as patients with moderate to severe macular edema with good vision. Together, PEAK and PINNACLE are designed to enroll complementary patient populations and to cover a wide spectrum of MESI patients.

Patients randomized to the KSI-101 treatment arms will receive fixed monthly dosing for 6 doses (from Day 1 to Week 20), with subsequent individualized dosing (up to monthly dosing) for 6 additional visits (Week 24 to Week 44). Patients in the sham arm will receive monthly sham dosing for 6 doses followed by sham PRN. The primary and key secondary endpoints will be evaluated at Week 24. PEAK and PINNACLE are now actively enrolling patients. Topline data readouts for Pivotal Analysis 1 (PEAK patients 1 – 300) and Pivotal Analysis 2 (PEAK patients 301 – 600 and PINNACLE patients 1 – 300) are expected in December 2026 and 2Q 2027, respectively.

About Kodiak Sciences Inc.

Kodiak Sciences (Nasdaq: KOD) is a pre-commercial retina-focused biotechnology company committed to researching, developing and commercializing transformative therapeutics. We are focused on bringing new science to the design and manufacture of next-generation retinal medicines to prevent and treat the leading causes of blindness globally. We are developing a portfolio of three late-stage clinical programs. Zenkuda™ (tarcocimab tedromer) has a BLA-ready profile in diabetic retinopathy, retinal vein occlusion and wet AMD, and, together with KSI-501, is being explored in the BLA-facing Phase 3 DAYBREAK wet AMD study, with topline data expected in September 2026. Zenkuda and KSI-501 target the $15 billion anti-VEGF market across retinal vascular diseases. KSI-101 is a bispecific protein being explored in two BLA-facing Phase 3 studies in Macular Edema Secondary to Inflammation (MESI). Topline data for Pivotal Analysis 1 (PEAK) are expected in December 2026 and Pivotal Analysis 2 (PEAK+PINNACLE) in 2Q 2027.

Kodiak®, Kodiak Sciences®, ABC®, ABC Platform™, Zenkuda™, VETi™ and the Kodiak logo are registered trademarks or trademarks of Kodiak Sciences Inc. in various global jurisdictions.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding: Kodiak's planned multi-indication BLA submission for Zenkuda; expectations regarding the timing of topline data readouts from the DAYBREAK Phase 3 study for both Zenkuda and KSI-501; the status of enrollment in, and expectations regarding the timing of topline data readouts from, the PEAK and PINNACLE Phase 3 studies; and the status of enrollment in, and expectations regarding the ALTO study. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "anticipate," "believe," "could," "expect," "intend," "may," "plan," "pursue," "should," "will," "would," and other similar expressions, among others. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to the risk that: the completed Phase 3 studies for Zenkuda may not be sufficient to support a BLA submission or approval in DR, RVO, or wet AMD; a BLA for tarcocimab tedromer or any other product candidate may not be accepted by, or receive approval from, the FDA or foreign regulatory agencies when expected, or at all; cessation, modification, or delay of any ongoing clinical studies and Kodiak's development of Zenkuda, KSI-501, KSI-101, or any other product candidate may occur; safety, efficacy, and durability data observed in Kodiak's product candidates in current or prior studies may not continue or persist; KSI-501 may not inhibit VEGF and IL-6 or have an impact on the treatment of patients as expected, and that preclinical data suggesting the possibility that KSI-501 may be a disease-modifying therapy may not translate to clinical outcomes; the DAYBREAK Phase 3 study for Zenkuda or KSI-501 and/or the PEAK Phase 3 study for KSI-101 may not achieve its primary endpoint or may not do so on the anticipated timeline; any one or more of Kodiak's product candidates may not be successfully developed, approved, or commercialized; sufficient capital may not be available as expected, or at all, to complete the development of any products; adverse conditions in the U.S. and global economic markets may significantly impact Kodiak's business and operations, including its clinical trial sites, as well as the business or operations of its manufacturers, contract research organizations, or other third parties with whom Kodiak conducts business; as well as the other risks identified in the section entitled "Risk Factors" in Kodiak's Annual Report on Form 10-K for the year ended December 31, 2025, as well as discussions of potential risks, uncertainties, and other important factors in Kodiak's subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Kodiak undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

Kodiak Sciences Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$56,083	$42,760	$104,630	$86,404
General and administrative	10,755	12,750	21,985	28,179
Total operating expenses	66,838	55,510	126,615	114,583
Loss from operations	(66,838)	(55,510)	(126,615)	(114,583)
Interest income	1,255	1,241	2,896	2,843
Other income (expense), net	(60)	(44)	(82)	(34)
Net loss and comprehensive loss	$(65,643)	$(54,313)	$(123,801)	$(111,774)
Net loss per share, basic and diluted	$(1.05)	$(1.03)	$(1.99)	$(2.12)
Weighted-average shares outstanding, basic and diluted	62,628,596	52,779,162	62,246,165	52,762,831

Kodiak Sciences Inc.

Condensed Consolidated Balance Sheet Data (unaudited)

(in thousands)

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$125,903	$209,862
Working capital	78,588	169,283
Total assets	256,811	351,533
Accumulated deficit	(1,682,506)	(1,558,705)
Total stockholders' equity	61,096	157,383

Kodiak Contact:

John Borgeson

Chief Financial Officer

Tel (650) 281-0850

ir@kodiak.com